Exhibit 99.1

Moleculin Reports Full Year Financial Results and Provides Programs Update

– Preliminary positive safety and efficacy data from second Phase 1 AML study supports plans to explore a Phase 1/2 of Annamycin in combination with Cytarabine –

– Preliminary interim data for Annamycin in three Phase 1 clinical trials for Acute Myeloid Leukemia (AML) and metastases of Soft Tissue Sarcoma (STS) continues to demonstrate the absence of cardiotoxicity, representing a significant advancement in patient safety –

– WP1122 advancing with parallel development toward first-in-human Phase 1a study to evaluate safety and pharmacokinetics in healthy volunteers for the treatment of COVID-19 and potential treatment of glioblastoma multiforme (GBM) –

– Multiple key clinical and regulatory milestones expected throughout 2022 –

– Company has sufficient capital to fund operations into 2024 –

HOUSTON, March 25, 2022 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), a clinical stage pharmaceutical company with a broad portfolio of drug candidates targeting highly resistant tumors and viruses, today reported its financial results for the year ended December 31, 2021. The Company also provided an update on its portfolio of oncology drug candidates for the treatment of highly resistant tumors and viruses.

“Over the course of 2021, we have made significant progress across multiple fronts. As we look ahead, I believe we are well positioned for an exciting 2022 with a number of clinical and regulatory milestones expected throughout the year,” commented Walter Klemp, Chairman and CEO of Moleculin. “Our Annamycin development programs in STS lung mets and AML continue to progress and we remain encouraged by the data seen to date. Additionally, with the necessary regulatory approvals received, we are advancing parallel development of WP1122 for the treatment of COVID-19 and GBM. With our growing body of encouraging clinical data and our strong financing position, we remain laser focused on executing our initiatives, driving value for all stakeholders, and importantly, addressing unmet needs for people with highly resistant tumors and viruses.”

Recent Highlights

●	Appointed Joy Yan, M.D., Ph.D., an oncology physician-scientist with extensive experience in early and late clinical development with successful track record, to its Board of Directors.
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Successfully concluded the Company’s second Phase 1 trial (MB-105) in Poland evaluating Annamycin for the treatment of relapsed and refractory acute myeloid leukemia (AML), where Moleculin determined a dose of 240 mg/m2 as the Recommended Phase 2 Dose (RP2D) and demonstrated no signs of cardiotoxicity (a common problem with currently prescribed anthracyclines).

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Reported an updated independent safety review of certain preliminary data for the first 30 patients in its three Phase 1 clinical trials with Annamycin targeting relapsed or refractory AML and the metastases of soft tissue sarcoma to the lungs (STS Lung), which concluded there was no evidence of cardiotoxicity. The review included analysis of ejection fraction, echo strain and certain troponin levels intended to assess potential for both acute and chronic heart damage. Additionally, the Company reported evidence that Annamycin may have a substantially lower incidence of alopecia (hair loss) than currently prescribed anthracyclines such as doxorubicin.

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Reported preliminary interim results from its U.S. Phase 1b/2 clinical trial evaluating Annamycin for the treatment of STS lung metastases in its fourth cohort with three patients recruited and dosed which continues to document preliminary human activity for this drug. In this cohort one patient experienced a dose limiting toxicity (DLT) that resolved and continues in the trial. All three initial patients had their scans after two cycles and reported stable disease and are continuing in the study. This information is preliminary and subject to change.

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Received allowance from the U.S. Food and Drug Administration (FDA) for the Company's Investigational New Drug (IND) application to study WP1122 for the treatment of GBM. With this IND now cleared, Moleculin plans to identify investigators interested in initiating a Phase 1 open label, single arm, dose escalation study of the safety, pharmacokinetics and efficacy of oral WP1122 in adult patients with GBM.

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Filed an amended protocol with both the Riverside Ethics Committee and Medicines and Healthcare Products Regulatory Agency (MHRA) to commence a Phase 1a clinical trial of WP1122 in the United Kingdom; once approved, the internally funded trial is expected to begin in the first half of 2022.

Programs Update

Next Generation Anthracycline - Annamycin

Annamycin is the Company's next-generation anthracycline that has been shown in animal models to accumulate in the lungs at up to 30-fold the level of doxorubicin, as well as demonstrating the ability to avoid the multidrug resistance mechanisms that typically limit the efficacy of doxorubicin and other currently prescribed anthracyclines. Importantly, Annamycin has also demonstrated a lack of cardiotoxicity in multiple human clinical trials, including ongoing trials for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases, and the Company believes that the use of Annamycin may not face the same usage limitations imposed on doxorubicin, one of the most common currently prescribed anthracyclines. Annamycin is currently in development for the treatment of AML and STS lung metastases and the Company believes it may have the potential to treat a number of additional indications.

Annamycin currently has Fast Track Status and Orphan Drug Designation from the U.S. Food and Drug Administration (FDA) for the treatment of STS lung metastases, in addition to Orphan Drug Designation for the treatment of relapsed or refractory acute myeloid leukemia.

For more information about the Phase 1b/2 study evaluating Annamycin for the treatment of STS lung metastases, please visit clinicaltrials.gov and reference identifier NCT04887298.

Upcoming Milestones Expectations

●	H1 2022: Initiate Phase 1/2 study in Europe for the treatment of AML evaluating combination therapy of Annamycin + Ara-C.
●	H1 2022: Commencement of an investigator-funded, second Phase 1b/2 clinical trial of Annamycin in sarcoma lung metastases in Europe.
●	H1 2022: Complete Phase 1b portion of ongoing Phase 1b/2 study of Annamycin for the treatment of sarcoma lung metastases in the US.

Metabolism/Glycosylation Inhibitor – WP1122

Moleculin has new compounds designed to target the roles of glycolysis and glycosylation in both cancer and viral diseases. The Company’s lead Metabolism/Glycosylation Inhibitor, WP1122, is a prodrug of 2-DG that appears to improve the drug-like properties of 2-DG by increasing its circulation time and improving tissue/organ distribution. Based on recently published research that has identified that 2-DG has antiviral potential against SARS-CoV-2 in vitro, Moleculin believes WP1122 has significant potential as a COVID-19 therapy. Its unique mechanism of action may also be well-suited for combinations that potentiate existing therapies, including checkpoint inhibitors.

COVID-19

The Company has received authorization from the Medicines and Healthcare Products Regulatory Agency (MHRA) to commence a Phase 1a clinical trial of WP1122 in the United Kingdom. The Company also received a favorable opinion from the London – Riverside Research Ethics Committee in the UK to begin the study, which is expected to be conducted at the Medicines Evaluation Unit in Manchester, United Kingdom. In early March 2022, the Company filed an amended protocol with both the Riverside Ethics Committee and the MHRA. The amendment updated the dilution of the oral solution to achieve full dissolution of WP1122. No risk/benefit to the study was affected because of this change. The Phase 1a study in healthy human volunteers will investigate the effects of a single ascending dose (SAD) and multiple days of ascending dosing (MAD) of WP1122 administered as an oral solution. Dose escalation will take place in sequential SAD cohorts, and MAD will start as soon as SAD has completed at least 3 dosing cohorts in which WP1122 is found to be safe and well-tolerated. This study in healthy volunteers will explore safety and pharmacokinetics (PK), and subsequent clinical development will be in patients infected with SARS-CoV-2 to further evaluate safety and establish a favorable risk/benefit profile. The Company expects to enroll approximately 80 healthy volunteers in the United Kingdom.

Glioblastoma Multiforme

Additionally, the Company recently announced that the FDA is allowing the Company's Investigational New Drug (IND) application to study WP1122 for the treatment of GBM to go forward. With this IND now cleared, Moleculin plans to identify investigators who are interested in initiating a Phase 1 open label, single arm, dose escalation study of the safety, pharmacokinetics and efficacy of oral WP1122 in adult patients with GBM.

Upcoming Milestones Expectations

●	H1 2022: Commence Phase 1a study of WP1122 for the treatment of COVID-19 in the UK.
●	H1 2022: Potential to launch Phase 2 pivotal study of WP1122 for the treatment of COVID-19 outside of the US.
●	2022: Identify investigators interested in initiating a Phase 1 open label, single arm, dose escalation study of the safety, pharmacokinetics and efficacy of oral WP1122 in adult patients with GBM.
●	Ongoing preclinical development work in additional anti-viral indications such as HIV, Zika, and Dengue. Collaborations targeted for 2022.

Summary of Financial Results for the Full Year 2021

Research and development (R&D) expense was $14.4 million and $12.8 million for the year ended December 31, 2021 and 2020, respectively. The increase in R&D of $1.6 million is mainly related to increase in the number of internally funded clinical trials and overall clinical trial activity, and costs related to manufacturing of additional drug product.

General and administrative expense was $8.4 million and $6.8 million for the year ended December 31, 2021 and 2020, respectively. The increase of $1.6 million is mainly related to an increase in headcount, consulting and advisory fees, and an increase in our corporate insurance.

For the year ended December 31, 2021 and 2020, the Company incurred net losses of $15.9 million which included non-cash gains of $6.7 million on warrants in 2021 as compared to $2.3 million in the prior year and approximately $2.4 million of stock-based compensation expense in 2021 as compared to $1.7 million in 2020.

The Company ended the year with $70.9 million of cash. The Company believes that this cash is sufficient to meet its projected operating requirements, which include a forecasted increase over its current R&D rate of expenditures, into 2024.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a clinical stage pharmaceutical company focused on the development of a broad portfolio of drug candidates for the treatment of highly resistant tumors and viruses. The Company’s lead program, Annamycin is a next-generation anthracycline designed to avoid multidrug resistance mechanisms with little to no cardiotoxicity. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers, and WP1220, an analog to WP1066, for the topical treatment of cutaneous T-cell lymphoma. Moleculin is also engaged in the development of a portfolio of antimetabolites, including WP1122 for the potential treatment of COVID-19 and other viruses, as well as cancer indications including brain tumors, pancreatic and other cancers.

For more information about the Company, please visit www.moleculin.com and connect on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the Company's ability to meet the milestones described in this release under the sections “Upcoming Milestones Expectations” and the Company's forecasted cash burn rate. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ''believes,'' ''estimates,'' ''anticipates,'' ''expects,'' ''plans,'' ''projects,'' ''intends,'' ''potential,'' ''may,'' ''could,'' ''might,'' ''will,'' ''should,'' ''approximately'' or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. "Risk Factors" in our most recently filed Form 10-K filed with the Securities and Exchange Commission ("SEC") and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:

JTC Team, LLC

Jenene Thomas

(833) 475-8247

MBRX@jtcir.com

-- Financial Tables Follow--

Moleculin Biotech, Inc.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)	December 31, 2021	December 31, 2020
Current assets:
Cash and cash equivalents	$70,903	$15,173
Prepaid expenses and other current assets	1,594	2,025
Total current assets	72,497	17,198
Furniture and equipment, net	338	483
Intangible assets	11,148	11,148
Operating lease right-of-use asset	107	202
Total assets	$84,090	$29,031

Current liabilities:
Accounts payable and accrued expenses and other current liabilities	$3,622	$2,920
Total current liabilities	3,622	2,920
Operating lease liability - long-term, net of current portion	63	159
Warrant liability - long term	1,412	8,192
Total liabilities	5,097	11,271
Total stockholders' equity	78,993	17,760
Total liabilities and stockholders' equity	$84,090	$29,031

Unaudited Condensed Consolidated Statements of Operations
	Year Ended December 31,
(in thousands, except share and per share amounts)	2021	2020
Revenues	$-	$-
Operating expenses:
Research and development	14,418	12,757
General and administrative and depreciation	8,550	6,985
Total operating expenses	22,968	19,742
Loss from operations	(22,968)	(19,742)
Other income:
Gain from change in fair value of warrant liability	6,728	2,346
Other income, net	40	28
Interest income, net	306	13
Net loss	(15,894)	(17,355)

Net loss per common share - basic and diluted	$(0.59)	$(1.76)
Weighted average common shares outstanding - basic and diluted	26,875,927	9,845,685